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                       [DORAL FINANCIAL CORPORATION LOGO]




April 19, 2005                              FOR IMMEDIATE RELEASE
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Contact:

Salomon Levis                               Ricardo Melendez
Chairman and Chief                          Executive Vice President
Executive Officer                           and Chief Financial Officer
Tel: (787) 474-1111                         Tel:  (787) 474-1111


                DORAL FINANCIAL ANNOUNCES RESTATEMENT OF EARNINGS
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                      RELATED TO FLOATING RATE IO VALUATION
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        San Juan, Puerto Rico, April 19, 2005 - Mr. Salomon Levis, Chairman of
the Board and Chief Executive Officer of Doral Financial Corporation (NYSE:
DRL), today announced that after consulting with various financial institutions and other firms with experience in valuation issues, the Company has determined that it is appropriate to correct the methodology used to calculate the fair value of its portfolio of floating rate interest only strips ("IOs"). The Company's preliminary estimate is that this correction will result in a decrease in the fair value of its floating rate IOs of between $400 million to $600 million as of December 31, 2004. The required adjustment cannot be taken as a charge in current period earnings but instead will have to be reflected in those periods during which the origination of floating rate IOs had a material impact on the Company's financial statements. The after-tax effect of the required adjustments as of December 31, 2004 is estimated to range between $290 million to $435 million. The Company has not yet determined how such net impact will be distributed among the affected periods. The required charge to income will be a non-cash item and will not reduce the amount of the Company's cash and cash equivalents as of December 31, 2004.

        Based on the above, the Company's management concluded that the previously filed interim and audited financial statements for the periods from January 1, 2000 through December 31, 2004, could be



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materially affected and, therefore, should no longer be relied on and that the financial statements for some or all of the periods included therein should be restated. The Company's management presented its conclusion to the Company's Audit Committee and Board of Directors. After a review of management's presentation and other pertinent facts and consulting with its independent counsel, the Company's Audit Committee and Board of Directors concurred with this decision. Management and the Audit Committee met with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, to discuss its preliminary revised estimate of the IO valuation and also discussed with them the Company's conclusion that a restatement is required. PricewaterhouseCoopers LLP has not yet performed audit procedures on the revised estimate.

        As part of its mortgage business, the Company generates fixed rate non-conforming mortgage loans, pools them and sells most of them on a floating rate basis. Upon sale, the Company capitalizes and records for accounting purposes a floating rate IO. This IO represents the excess spread between the fixed rate the Company receives on the underlying mortgage loans and the floating rate based on 90 day LIBOR it pays to investors. The Company recognizes gain on sale of mortgages as part of these transactions. In the case of the floating rate IOs, the recorded gain on sale represents the estimated present value of the excess interest spread, discounted over the expected life of the underlying mortgages, using the prepayment experience of the mortgage portfolio to calculate estimated life. The Company has historically used the contractual or actual 90-day LIBOR rate at the end of each reporting period to compute the value of its IOs and gain on sale. The use of actual 90-day LIBOR rates instead of the forward LIBOR curve to value its floating rate IOs can have either a positive or negative impact on valuation depending on the relationship of existing 90-day LIBOR rates to the forward LIBOR curve at the time of valuation.

        As noted above, after consulting with various financial institutions and valuation experts, the Company determined that its valuation model should incorporate the forward yield curve and that a substantial adjustment to the value of its floating rate IOs was required. The Company is working with First Manhattan Consulting Group, a risk management specialist, to assess its risk measurement and risk management techniques.

        As a result of the restatement process, the Company will delay the release of its earnings for the first quarter of 2005. The Company stated that its objective was to release its unaudited earnings as soon as practicable but could not assure investors at this time when it would be in a position to release the restated results for prior periods and the results for the first quarter of 2005. As part of the restatement process, the Company will also be reviewing


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all the assumptions and processes used to value its IOs and mortgage servicing rights and to calculate the gains on sale as well as management's report on internal controls over financial reporting for 2004. The Company also stated that the outside directors had retained Latham & Watkins LLP as its independent counsel to review the facts and circumstances relating to the IO valuation issues identified by the Company.

        The Chairman reminded shareholders of the following core fundamentals of the Company:

    - Doral continues to be the undisputed leader in residential mortgage originations in Puerto Rico;

    - Doral's commercial and mortgage banking franchise in both Puerto Rico and the U.S. continues to grow with 97 retail branches in Puerto Rico and 6 in the New York metropolitan area; and

    - Doral continues to maintain a strong capital position. Assuming a charge of $600 million, the Company would remain a well-capitalized institution in accordance with federal banking regulatory standards with a leverage capital ratio as of December 31, 2004 of approximately 10%, compared to the previously reported 11.8%. The capital of its two banking subsidiaries will not be affected by the restatement and both of them remain well-capitalized.

        In terms of its prospective business model, the Company intends to retain a larger portion of its mortgage production to increase net interest income. In addition, subject to its ability to renegotiate existing mortgage delivery commitments, the Company intends to reduce the sales of loans that generate floating rate IOs and focus on cash gains on mortgage sales and the origination of fixed rate IOs, the interest spread on which is not subject to changes in short-term interest rates. Pending further analysis, the Company has discontinued the previously announced preliminary negotiations regarding the possible sale of a portion of its IO portfolio. The Company may engage in such discussions with one or more firms in the future.

        The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, a Puerto Rico based commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.


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FORWARD LOOKING STATEMENTS

        This press release contains certain "forward-looking statements" concerning the Company's economic future performance. The words or phrases "expect," "believe," "anticipate," "look forward," "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

        The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

        The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.





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